Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

T2 Biosystems, Inc.

Lexington, Massachusetts

We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 31, 2023, relating to the consolidated financial statements of T2 Biosystems, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, P.A.
Boston, Massachusetts

August 24, 2023